Exhibit 28 (j)(12) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

Consent of Independent Registered Public Accounting Firm

To the Shareholders and

Board of Trustees of

Federated Equity Funds:

We consent to the use of our report dated January 23, 2014, with respect to the financial statements of the Federated Global Equity Fund, Federated InterContinental Fund and Federated International Strategic Value Dividend Fund, each a portfolio of Federated Equity Funds, as of November 30, 2013, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the statements of additional information.

Boston, Massachusetts

January 23, 2014